Exhibit 10.1

AMENDMENT NO. 1 TO CREDIT AGREEMENT

AMENDMENT NO. 1 TO CREDIT AGREEMENT (this "Amendment"), dated as of November 28, 2011, by and among SEITEL, INC., a Delaware corporation ("Parent" or "U.S. Borrower"), Olympic Seismic Ltd., a corporation incorporated under the laws of the Province of Alberta ("Canadian Borrower" and together by the U.S. Borrower, each individually a "Borrower" and collectively, the "Borrowers"), the lenders identified on the signature pages hereto (together with their respective successor and assigns, each individually a "Lender" and collectively, the "Lenders"), WELLS FARGO CAPITAL FINANCE, LLC, a Delaware limited liability company, as agent for the U.S. Lenders (in such capacity, together with its successors and assigns in such capacity, "U.S. Agent"), and WELLS FARGO CAPITAL FINANCE CORPORATION CANADA, a corporation incorporated under the laws of Ontario, as agent for the Canadian Lenders (in such capacity, together with its successors and assigns in such capacity, "Canadian Agent" and together with the U.S. Agent, each individual a "Agent" and collectively, the "Agents"), and is made with reference to that certain Credit Agreement, dated as of May 25, 2011 (the "Credit Agreement"), by and among the Borrowers, the Lenders and the Agents. Capitalized terms used herein without definition shall have the same meanings herein as set forth in the Credit Agreement.

RECITALS

WHEREAS, Agent, Lenders and Borrowers have entered into financing arrangements pursuant to which Lenders (or Agent on behalf of Lenders) have made and provided and may hereafter make and provide loans, advances and other financial accommodations to Borrowers as set forth in the Credit Agreement and the other agreements, documents and instruments referred to therein or any time executed and/or delivered in connection therewith or related thereto; and

WHEREAS, the Borrowers have requested that Agent and Lenders make certain amendments to the Credit Agreement, and Agent and Lenders are willing to make such amendments, subject to the terms and conditions set forth herein;

WHEREAS, by this Amendment, Borrowers, Agents and Lenders desire and intend to evidence such amendments;

NOW, THEREFORE, in consideration of the foregoing, and the respective agreements and covenants contained herein, the parties hereto agree as follows:

  AMENDMENTS TO THE CREDIT AGREEMENT

      Amendments to Section 6.7 - Prepayments and Amendments

        Section 6.7(a) of the Credit Agreement is hereby amended by amending and restating clauses (iii) and (iv) in their entirety as follows:

  "(iii) prepay, redeem, defease, purchase, or otherwise acquire any New High Yield Notes other than prepayment of up to 10% of the outstanding principal amount of the New High Yield Notes, plus any prepayment premium, per annum, so long as at the time of any payment thereof (A) no Event of Default shall have occurred and be continuing or would result after giving effect to such prepayment, (B) Parent and its Subsidiaries are in pro forma compliance with the provisions of Article VII, (C) Parent and its Subsidiaries have pro forma Excess Availability of at least $25,000,000, and (D) no more than $30,000,000 of the Existing High Yield Notes (other than as contemplated by subclause 6.7(iv)(A))in the aggregate have been prepaid or purchased pursuant to Section 6.7(a)(iv) prior to a High Yield Notes Refinancing,"

  "(iv) prepay, redeem, defease, purchase, or otherwise acquire any Existing High Yield Notes (A) other than prepayment of the Existing High Yield Notes with the proceeds of the Equity Investment and (B) other than purchases of up to 10% of the outstanding principal amounts of the Existing High Yield Notes per annum at a price below par, so long as at the time of any purchase thereof (v) No Event of Default shall have occurred and be continuing or would result after giving effect to such purchase, (w) no U.S Advances or Canadian Advances are outstanding or would result after giving effect to such purchase, (x) Parent and its Subsidiaries have Excess Availability of at least $25,000,000 for the entire thirty (30) day period both immediately preceding and succeeding (on a pro forma basis) the date of the purchase, (y) the Fixed Charge Coverage Ratio shall not be less than 1.00 to 1.00 for the four (4) fiscal quarters immediately preceding the date of the purchase and (z) no more than $30,000,000 of the Existing High Yield Notes (other than as contemplated by subclause (A) hereof) in the aggregate have been prepaid or purchased pursuant to this Section 6.7(a)(iv) prior to a High Yield Notes Refinancing, or"

  CONDITIONS PRECEDENT

  This Amendment shall become effective on the first date upon which each of the following conditions precedent has been satisfied in a manner satisfactory to Agents: (i) Agents shall have received this Amendment, duly authorized, executed and delivered by Borrowers, Agents and Required Lenders (such date being the "Amendment No. 1 Effective Date") and (ii) on the date of this Amendment and after giving effect hereto, no default or Event of Default shall exist or shall have occurred and be continuing.

  COMPANY'S REPRESENTATIONS AND WARRANTIES

  Each Borrower hereby represents and warrants to the Lender Group the following (which shall survive execution and delivery of this Amendment), the truth and accuracy of which representations and warranties are a continuing condition of the making of U.S Advances and Canadian Advances and providing Letters of Credit to Borrowers:

      Due Organization. Each Loan Party (a) is duly organized and existing and in good standing under the laws of the jurisdiction of its organization (b) is qualified to do business in any state or province where the failure to be so qualified could reasonably be expected to result in a Material Adverse Change, and (c) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into this Amendment and to carry out the transactions contemplated hereby (the "Amended Credit Agreement").

      Binding Obligations. This Amendment, when duly executed and delivered by each Loan Party that is a party thereto, will be the legally valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors' rights generally.

      Due Authorization; No Conflict.

        As to each Loan Party, the execution, delivery and performance by such Loan Party of this Amendment to which it is a party have been duly authorized by all necessary action on the part of such Loan Party.
        As to each Loan Party, the execution, delivery, and performance by such Loan Party of this Amendment do not and will not (i) violate any material provision of federal, state, provincial or local law or regulation applicable to any Loan Party or its Subsidiaries, the Governing Documents of and Loan Party or its Subsidiaries, or any order, judgment, or decree of any court or other Governmental Authority binding on and Loan Party or its Subsidiaries, (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any Material Contract of any Loan Party or its Subsidiaries except to the extent that any such conflict, breach or default could not individually or in the aggregate reasonably be expected to have a Material Adverse Change, (iii) result in or require the creation or imposition of any Lien of any nature whatsoever upon any assets of any Loan Party, other than Permitted Liens, or (iv) require any approval of any Loan Party's interestholders or any approval or consent of any Person under any Material Contract of any Loan Party, other than consents or approvals that have been obtained and that are still in force and effect and except, in the case of Material Contracts, for consents or approvals, the failure to obtain could not individually or in the aggregate reasonably be expected to cause a Material Adverse Change.

      Governmental Consents. The execution, delivery, and performance by each Loan Party of this Amendment to which such Loan Party is a party and the consummation of the transactions contemplated hereby do not and will not require any registration with, consent, or approval of, or notice to, or other action with or by, any Governmental Authority, other than registrations, consents, approvals, notices, or other actions that have been obtained and that are still in force and effect and except for filings and recordings with respect to the Collateral to be made, or otherwise delivered to Agents for filing or recordation.

      Incorporation of Representations and Warranties From Credit Agreement. The representations and warranties of the Loan Parties contained in the Credit Agreement and the other Loan Documents are true, correct and complete in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the Amendment No. 1 Effective Date as though made on and as the date hereof (except to the extent such representations and warranties specifically relate to an earlier date).

      No Default. No event has occurred and is continuing or will result from the consummation of the transactions contemplated by this Amendment that would constitute a Default or an Event of Default.

  MISCELLANEOUS
      Effect of this Amendment.

        On and after the Amendment No. 1 Effective Date, each reference in the Credit Agreement to "this Agreement", "hereunder", "hereof", "herein" or words of like import referring to the Credit Agreement, and each reference in the other Loan Documents to the "Credit Agreement", "thereunder", "thereof" or words of like import referring to the Credit Agreement shall mean and be a reference to the Amended Credit Agreement.

        Except as expressly amended pursuant hereto, no other changes, waiver or modifications to the Loan Documents are intended or implied, and in all other respects the Loan Documents are hereby specifically ratified and confirmed by all parties hereto as of the date hereof. To the extent that any provision of the Credit Agreement or any of the other Loan Documents are inconsistent with the provisions of this Amendment, the provisions of this Amendment shall control.

      Further Assurances. The Loan Parties shall execute and deliver such additional documents and take such additional action as may be reasonably requested by either Agent, as applicable, to effectuate the provisions and purposes hereof.

      Governing Law. The validity of this Amendment, the construction, interpretation and enforcement hereof, and the rights of the parties hereto with respect to all matters arising hereunder or related thereto shall be determined under, governed by, and construed in accordance with the laws of the State of New York but excluding any principles of conflicts of law or other rule of law that would cause the application of the law of any jurisdiction other than the laws of the State of New York.

      Binding Effect. This Amendment shall bind and inure to the benefit of the respective successors and assigns of each of the parties hereto.

      Counterparts; Electronic Execution. This Amendment may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same agreement. Delivery of an executed counterpart of this Amendment by telefacsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Amendment. Any party delivering an executed counterpart of this Amendment by telefacsimile or other electronic method of transmission also shall deliver an original executed counterpart of this Amendment but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Amendment.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

BORROWER:

SEITEL, INC.

By: /s/ Marcia Kendrick

Name: Marcia Kendrick

Title: Chief Financial Officer, Executive

Vice President, Secretary and

Treasurer

OLYMPIC SEISMIC LTD.

By: /s/ Jude Affonso

Name: Jude Affonso

Title: Senior Vice President of Finance and

Human Resources

WELLS FARGO CAPITAL FINANCE, LLC, as U.S. Agent and as a U.S. Lender

By: /s/ William A. Williams

Name: William A. Williams

Title: Vice President

WELLS FARGO CAPITAL FINANCE CORPORATION CANADA, as Canadian Agent and as Canadian Lender

By: /s/ Domenic Cosentino

Name: Domenic Cosentino

Title: Vice President